Commvault Announces Second Quarter Fiscal 2026 Financial Results
Total revenues of $276 million, up 18% year over year
Annualized recurring revenue (ARR)1 surpassed $1 billion milestone, ahead of March 2026 target
Operating cash flow of $77 million, free cash flow2 of $74 million

Tinton Falls, N.J. – October 28, 2025 – Commvault (Nasdaq: CVLT) today announced its financial results for the fiscal second quarter ended September 30, 2025.

“Commvault delivered a strong quarter fueled by solid ARR and SaaS growth that accelerated a key milestone for the company – achieving $1 billion in total ARR – two quarters earlier than projected,” said Sanjay Mirchandani, President and CEO, Commvault. “As enterprises globally rely on Commvault to be resilient, our cloud-first, AI-enabled cyber resilience platform is more relevant than ever.”
Notes are contained at the end of this press release

Second Quarter Fiscal 2026 Highlights -
•Total revenues were $276 million, up 18% year over year
•Total ARR1 grew to $1,043 million, up 22% year over year, or 21% on a constant currency basis using March 31, 2025 spot rates
•Subscription revenue was $173 million, up 29% year over year, inclusive of term-based license revenue of $93 million, up 10% year over year, and SaaS revenue of $80 million, up 61% year over year
•Subscription ARR1 grew to $894 million, up 30% year over year, or 29% on a constant currency basis using March 31, 2025 spot rates
•Income from operations (EBIT) was $12 million, an operating margin of 4.5%
•Non-GAAP EBIT2 was $51 million, an operating margin of 18.6%
•Operating cash flow was $77 million, with free cash flow2 of $74 million

Recent Business Highlights -
•Commvault completed its acquisition of Satori Cyber Ltd., a data and AI security company, expanding its cyber-resiliency platform to help enterprises protect sensitive data and manage AI-driven risks across hybrid and multi-cloud environments.
•Commvault launched Clumio for Apache Iceberg on AWS, designed to deliver Iceberg-aware, air-gapped resilience for AI and analytics data lakehouses.
•Commvault introduced HyperScale Edge (for remote/edge locations) and HyperScale Flex (for high-performance, large-scale workloads) to its HyperScale portfolio, extending enterprise-grade data protection and cyber resilience and providing customers more choice for on-premise cyber resilience.
•Commvault and BeyondTrust announced a new integration between the Commvault Cloud platform and BeyondTrust Password Safe, enabling customers to further mitigate credential risk, improve security posture, and enhance data recovery efficiency.

Financial Outlook for Third Quarter and Full Year Fiscal 20263 -
We are providing the following guidance for the third quarter of fiscal year 2026, based on current macroeconomic conditions:
•Total revenues are expected to be between $298 million and $300 million
•Subscription revenue is expected to be between $195 million and $197 million
•Non-GAAP gross margin2 is expected to be between 80% and 81%
•Non-GAAP EBIT margin2 is expected to be between 18% and 19%

We are providing the following updated guidance for the full fiscal year 2026, based on current macroeconomic conditions:
•Total revenues are expected to be between $1,161 million and $1,165 million
•Total ARR1 is expected to grow between 18% and 19% year over year
•Subscription revenue is expected to be between $753 million and $757 million
•Subscription ARR1 is expected to grow between 24% and 25% year over year
•Non-GAAP gross margin2 is expected to be between 80.5% and 81.5%
•Non-GAAP EBIT margin2 is expected to be between 18.5% and 19.5%
•Free cash flow2 is expected to be between $225 million and $230 million
The above statements are based on the incorporation of actual second quarter results, current targets and the acquisition of Satori Cyber Ltd. which closed on August 28, 2025. These statements are forward-looking and made pursuant to the safe harbor provisions discussed in detail below. We do not undertake any obligation to update these forward-looking statements. Actual results may differ materially from anticipated results.

Conference Call Information
Commvault will host a conference call today, October 28, 2025 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "News & Events" section of Commvault's website at ir.commvault.com under the "Investor Events" heading. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault (Nasdaq: CVLT) is the gold standard in cyber resilience, helping more than 100,000 organizations keep data safe and businesses resilient and moving forward. Today, Commvault offers the only cyber resilience platform that combines the best data security and rapid recovery at enterprise scale across any workload, anywhere—at the lowest TCO.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item 1A. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors"

in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Investor Relations Contact
Michael J. Melnyk, CFA
646-522-6160
mmelnyk@commvault.com

Media Contact
Andrea Duffy
646-295-5241
andreaduffy@commvault.com

Overview
($ in thousands)

	Q2'25		Q3'25		Q4'25		Q1'26		Q2'26
	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth
Subscription:
Term-based license	$84,427	22%	$97,625	21%	$107,954	33%	$109,282	36%	$92,647	10%
SaaS	49,611	75%	60,696	82%	65,274	69%	72,445	66%	80,018	61%
Total subscription	134,038	37%	158,321	39%	173,228	45%	181,727	46%	172,665	29%
Perpetual license	10,522	(27)%	16,423	10%	14,962	(2)%	7,335	(47)%	12,073	15%
Customer support	77,688	1%	77,078	—%	76,509	(1)%	79,021	4%	80,229	3%
Other services	11,030	(7)%	10,808	(1)%	10,340	(8)%	13,895	31%	11,221	2%
Total revenues	$233,278	16%	$262,630	21%	$275,039	23%	$281,978	26%	$276,188	18%

Constant Currency - Revenue
($ in thousands)
The constant currency impact is calculated using the average foreign exchange rates from the prior year period and applying these rates to foreign-denominated revenues in the current corresponding period. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Q2'25 Revenue as Reported (GAAP)	Q2'26 Revenue as Reported (GAAP)	Constant Currency Impact	% Change Y/Y (GAAP)	% Change Y/Y Constant Currency
Subscription:
Term-based license	$84,427	$92,647	$(1,227)	10%	8%
SaaS	49,611	80,018	(1,142)	61%	59%
Total subscription	134,038	172,665	(2,369)	29%	27%
Perpetual license	10,522	12,073	(313)	15%	12%
Customer support	77,688	80,229	(1,512)	3%	1%
Other services	11,030	11,221	4	2%	2%
Total	$233,278	$276,188	$(4,190)	18%	17%

Disaggregation of Revenues
($ in thousands)
Our Americas region includes the United States, Canada, and Latin America. Our International region primarily includes Europe, Middle East, Africa, Australia, India, Southeast Asia, and China.

	Q2'25		Q3'25		Q4'25		Q1'26		Q2'26
	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth
Americas	$144,408	20%	$155,435	24%	$169,384	29%	$170,928	23%	$168,125	16%
International	88,870	10%	107,195	17%	105,655	15%	111,050	29%	108,063	22%
Total revenues	$233,278	16%	$262,630	21%	$275,039	23%	$281,978	26%	$276,188	18%

Total ARR, Subscription ARR and SaaS ARR1
($ in thousands)

	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26
Total ARR[1]	$853,265	$889,628	$930,051	$996,202	$1,043,295
Subscription ARR[1]	$687,050	$734,212	$780,098	$843,873	$893,707
SaaS ARR[1]	$214,832	$258,957	$281,045	$306,874	$335,669

Constant Currency - ARR1
($ in thousands)

The constant currency impact on ARR1 is calculated using the foreign exchange spot rates from March 31, 2025 and applying these rates to foreign-denominated results in the periods presented.

	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26
Total ARR[1] as Reported	$853,265	$889,628	$930,051	$996,202	$1,043,295
Total ARR[1] using March 31, 2025 rates	$838,074	$899,365	$930,051	$969,693	$1,016,697

Subscription ARR[1] as Reported	$687,050	$734,212	$780,098	$843,873	$893,707
Subscription ARR[1] using March 31, 2025 rates	$675,330	$741,526	$780,098	$822,695	$872,065

SaaS ARR[1] as Reported	$214,832	$258,957	$281,045	$306,874	$335,669
SaaS ARR[1] using March 31, 2025 rates	$210,585	$261,416	$281,045	$299,017	$327,781

Additional Financial Information
•GAAP net income was $15 million, or $0.33 per diluted share for the three months ended September 30, 2025
•GAAP gross margin was 80.1% and non-GAAP gross margin2 was 80.5% for the three months ended September 30, 2025
•We repurchased approximately 737,000 shares of common stock for $131 million during the three months ended September 30, 2025
•Weighted average diluted shares outstanding were approximately 45 million for the period ended September 30, 2025
•Cash and cash equivalents totaled $1,064 million as of September 30, 2025
•SaaS net dollar retention rate (NRR)4 was 125% as of September 30, 2025
•During the three months ended September 30, 2025, we completed a $900 million convertible debt offering with a 0% coupon. A portion of the proceeds was used to purchase $100 million of capped calls, designed to mitigate the potential dilutive impact of the convertible notes upon conversion.

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Subscription:
Term-based license	$92,647	$84,427	$201,929	$164,832
Software-as-a-service	80,018	49,611	152,463	93,286
Total subscription	172,665	134,038	354,392	258,118
Perpetual license	12,073	10,522	19,408	24,258
Customer support	80,229	77,688	159,250	153,976
Other services	11,221	11,030	25,116	21,598
Total revenues	276,188	233,278	558,166	457,950
Cost of revenues:
Subscription:
Term-based license	2,414	2,371	4,656	4,149
Software-as-a-service	29,187	17,161	55,159	32,923
Total subscription	31,601	19,532	59,815	37,072
Perpetual license	194	441	439	778
Customer support	14,847	15,311	29,054	29,574
Other services	8,402	7,578	16,513	15,226
Total cost of revenues	55,044	42,862	105,821	82,650
Gross margin	221,144	190,416	452,345	375,300
Operating expenses:
Sales and marketing	122,240	101,947	244,719	197,897
Research and development	39,859	33,839	79,921	66,943
General and administrative	42,553	34,173	83,823	64,968
Depreciation and amortization	2,572	2,013	5,179	3,941
Restructuring	1,429	566	1,666	5,245
Change in contingent consideration	—	—	(545)	—
Impairment charges	—	2,910	—	2,910
Total operating expenses	208,653	175,448	414,763	341,904
Income from operations	12,491	14,968	37,582	33,396
Interest income	3,087	1,732	5,096	3,534
Interest expense	(637)	(105)	(915)	(209)
Other income, net	159	65	220	593
Income before income taxes	15,100	16,660	41,983	37,314
Income tax expense	370	1,095	3,757	3,222
Net income	$14,730	$15,565	$38,226	$34,092
Net income per common share:
Basic	$0.33	$0.36	$0.86	$0.78
Diluted	$0.33	$0.35	$0.84	$0.76
Weighted average common shares outstanding:
Basic	44,406	43,770	44,366	43,724
Diluted	45,195	45,114	45,264	45,095

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2025	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,063,555	$302,103
Trade accounts receivable, net	234,806	251,995
Assets held for sale	—	34,770
Other current assets	54,602	46,189
Total current assets	1,352,963	635,057

Deferred tax assets, net	151,936	133,378
Property and equipment, net	9,740	8,294
Operating lease assets	28,952	10,124
Deferred commissions cost	85,156	79,309
Intangible assets, net	22,226	20,737
Goodwill	210,316	185,255
Other assets	55,639	46,112
Total assets	$1,916,928	$1,118,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$359	$373
Accrued liabilities	106,486	147,133
Current portion of operating lease liabilities	5,523	4,614
Deferred revenue	422,947	402,930
Total current liabilities	535,315	555,050

Convertible notes, net	878,927	—
Deferred revenue, less current portion	252,608	223,282
Deferred tax liabilities	1,504	1,384
Long-term operating lease liabilities	24,038	6,338
Other liabilities	14,076	7,090

Total stockholders’ equity	210,460	325,122
Total liabilities and stockholders’ equity	$1,916,928	$1,118,266

Commvault Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities
Net income	$14,730	$15,565	$38,226	$34,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,981	2,042	5,673	3,999
Noncash stock-based compensation	32,224	26,403	62,404	52,807
Noncash operating lease expense	1,774	1,369	3,410	2,948
Noncash change in fair value of equity securities	(138)	(65)	(199)	(135)
Noncash change in fair value of contingent consideration	—	—	(545)	—
Noncash adjustment on headquarters sale leaseback	—	—	495	—
Noncash impairment charges	—	2,910	—	2,910
Deferred income taxes	5,668	(3,689)	9,576	(8,483)
Amortization of deferred commissions cost	11,221	8,019	22,210	15,477
Changes in operating assets and liabilities:
Trade accounts receivable, net	20,258	3,432	24,006	23,113
Operating lease liabilities	(1,739)	(1,671)	(3,647)	(3,973)
Other current assets and Other assets	(8,281)	(2,139)	(5,903)	(4,342)
Deferred commissions cost	(13,712)	(9,151)	(28,784)	(17,420)
Accounts payable	232	(334)	(88)	(205)
Accrued liabilities	2,030	11,179	(45,230)	(11,832)
Deferred revenue	10,513	2,392	27,953	11,830
Other liabilities	(992)	(673)	(1,107)	(505)
Net cash provided by operating activities	76,769	55,589	108,450	100,281
Cash flows from investing activities
Purchase of property and equipment	(3,187)	(1,848)	(5,066)	(2,711)
Purchase of equity securities	(482)	(108)	(6,626)	(581)
Proceeds from sale of headquarters, net	—	—	34,849	—
Business combination, net of cash acquired	(26,015)	—	(26,015)	(21,000)
Net cash used in investing activities	(29,684)	(1,956)	(2,858)	(24,292)
Cash flows from financing activities
Repurchase of common stock	(131,023)	(51,903)	(146,073)	(103,295)
Proceeds from stock-based compensation plans	6,974	5,760	6,974	11,100
Proceeds from issuance of convertible notes	900,000	—	900,000	—
Purchase of capped calls	(99,630)	—	(99,630)	—
Payment of debt issuance costs	(20,396)	—	(22,242)	—
Other	(18)	—	(30)	—
Net cash provided by (used in) financing activities	655,907	(46,143)	638,999	(92,195)
Effects of exchange rate — changes in cash	(2,671)	7,710	16,861	6,523
Net increase (decrease) in cash and cash equivalents	700,321	15,200	761,452	(9,683)
Cash and cash equivalents at beginning of period	363,234	287,871	302,103	312,754
Cash and cash equivalents at end of period	$1,063,555	$303,071	$1,063,555	$303,071
Supplemental disclosures of noncash activities
Issuance of common stock for business combination	$—	$—	$—	$4,900
Operating lease liabilities arising from obtaining right-of-use assets	$1,913	$2,499	$22,165	$4,467
Debt issuance costs accrued but not paid, included in accrued liabilities	$984	$—	$984	$—

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$12,491	$14,968	$37,582	$33,396
Noncash stock-based compensation[5]	31,813	26,223	61,918	48,619
FICA and payroll tax expense related to stock-based compensation[6]	838	772	2,637	2,135
Restructuring[7]	1,429	566	1,666	5,245
Amortization of intangible assets[8]	1,140	573	2,211	1,146
Litigation settlement[9]	—	—	—	675
Business combination costs[10]	1,890	1,736	1,890	1,925
Change in contingent consideration[11]	—	—	(545)	—
Adjustment on headquarters sale leaseback[12]	—	—	495	—
Noncash impairment charges[13]	—	2,910	—	2,910
Other nonrecurring charges[14]	1,805	—	1,805	—
Non-GAAP income from operations	$51,406	$47,748	$109,659	$96,051

GAAP net income	$14,730	$15,565	$38,226	$34,092
Noncash stock-based compensation[5]	31,813	26,223	61,918	48,619
FICA and payroll tax expense related to stock-based compensation[6]	838	772	2,637	2,135
Restructuring[7]	1,429	566	1,666	5,245
Amortization of intangible assets[8]	1,140	573	2,211	1,146
Litigation settlement[9]	—	—	—	675
Business combination costs[10]	1,890	1,736	1,890	1,925
Change in contingent consideration[11]	—	—	(545)	—
Adjustment on headquarters sale leaseback[12]	—	—	495	—
Noncash impairment charges[13]	—	2,910	—	2,910
Other nonrecurring charges[14]	1,805	—	1,805	—
Non-GAAP provision for income taxes adjustment[15]	(12,593)	(10,770)	(23,617)	(20,770)
Non-GAAP net income	$41,052	$37,575	$86,686	$75,977

GAAP diluted earnings per share	$0.33	$0.35	$0.84	$0.76
Noncash stock-based compensation[5]	0.70	0.58	1.37	1.08
FICA and payroll tax expense related to stock-based compensation[6]	0.02	0.02	0.06	0.05
Restructuring[7]	0.03	0.01	0.04	0.12
Amortization of intangible assets[8]	0.03	0.01	0.05	0.03
Litigation settlement[9]	—	—	—	0.01
Business combination costs[10]	0.04	0.04	0.04	0.04
Change in contingent consideration[11]	—	—	(0.01)	—
Adjustment on headquarters sale leaseback[12]	—	—	0.01	—
Noncash impairment charges[13]	—	0.06	—	0.06
Other nonrecurring charges[14]	0.04	—	0.04	—
Non-GAAP provision for income taxes adjustment[15]	(0.28)	(0.24)	(0.52)	(0.47)
Non-GAAP diluted earnings per share	$0.91	$0.83	$1.92	$1.68
GAAP diluted weighted average shares outstanding	45,195	45,114	45,264	45,095

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Non-GAAP gross margin reconciliation:
GAAP gross margin	80.1%	81.6%	81.0%	82.0%
Cost of revenues related to noncash stock-based compensation	0.4%	0.6%	0.5%	0.6%
Non-GAAP gross margin	80.5%	82.2%	81.5%	82.6%

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Non-GAAP free cash flow reconciliation:
GAAP cash provided by operating activities	$76,769	$55,589	$108,450	$100,281
Purchase of property and equipment	(3,187)	(1,848)	(5,066)	(2,711)
Non-GAAP free cash flow	$73,582	$53,741	$103,384	$97,570

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations (EBIT), non-GAAP income from operations margin, non-GAAP gross margin, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP free cash flow, annualized recurring revenue (ARR), subscription ARR, SaaS ARR and SaaS net dollar retention rate (NRR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. Commvault believes that the use of these non-GAAP financial measures, when used as a supplement to GAAP financial measures, provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided its revenues, ARR, subscription ARR and SaaS ARR on a constant currency basis. Commvault analyzes revenue growth, ARR, subscription ARR and SaaS ARR on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards. Commvault has also excluded restructuring costs, noncash amortization of intangible assets, business combination costs, the change in the estimated fair value of contingent consideration, adjustments from the sale and leaseback of headquarters and other nonrecurring charges from its non-GAAP results. These adjustments are further discussed in the reconciliation of GAAP to non-GAAP financial measures. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. The following table presents the stock-based compensation expense included in cost of revenues, sales and marketing, research and development and general and administrative ($ in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Cost of revenues	$1,323	$1,374	$2,572	$2,955
Sales and marketing	12,757	11,631	25,343	21,117
Research and development	7,752	5,555	14,822	10,719
General and administrative	9,981	7,663	19,181	13,828
Stock-based compensation expense	$31,813	$26,223	$61,918	$48,619

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in Note 7.

The components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures. Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 24%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP diluted EPS.

Non-GAAP gross margin. Commvault defines this non-GAAP financial measure as GAAP gross margin adjusted to exclude cost of revenues related to noncash stock-based compensation.

Non-GAAP free cash flow. Commvault defines this non-GAAP financial measure as net cash provided by operating activities less purchases of property and equipment. Commvault considers non-GAAP free cash flow a useful metric for Commvault management and its investors in evaluating Commvault's ability to generate cash from its business operations. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP free cash flow.

Forward-looking non-GAAP measures. In this press release, Commvault presents certain forward-looking non-GAAP metrics. Commvault cannot provide a reconciliation to the comparable GAAP metric without unreasonable efforts, as certain financial information, the probable significance of which may be material, is not available and cannot be reasonably estimated.

Notes
1.Annualized recurring revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes recurring subscription offerings (including term licenses, SaaS, and utility software), maintenance related to perpetual and term licenses, extended maintenance contracts (enterprise support), and managed services. It excludes non-recurring elements such as perpetual licenses and professional services which are typically delivered at a point in time. ARR is calculated by dividing the total contract value by the number of days in the contract term and multiplying by 365. Subscription ARR includes only term licenses, SaaS, and utility arrangements, calculated using the same methodology as ARR. SaaS ARR includes only the cloud-hosted portion of subscription ARR and is calculated using the same methodology.

These metrics should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and are not intended to be combined with or to replace those items. These metrics are not a forecast of future revenues. Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams presented on an annualized basis. See “Use of Non-GAAP Financial Measures" for additional explanation.

2.A reconciliation of GAAP to non-GAAP results has been provided in the reconciliation of GAAP to non-GAAP financial measures included in this press release. An explanation of these measures is also included under the heading “Use of Non-GAAP Financial Measures.”

3.Commvault does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See “Use of Non-GAAP Financial Measures” for additional explanation.

4.SaaS net dollar retention rate (NRR) is the percentage of SaaS ARR retained from existing customers at the start of an annual period after accounting for expansion revenue, churn, and downgrades. It is presented on a constant currency basis using exchange rates as of March 31, 2025. Acquired SaaS ARR is excluded until the acquisition is fully integrated, which we generally expect to occur twelve months from the close date. We believe our SaaS NRR offers valuable insight into the year-over-year expansion of our existing customer base, reflecting both increased utilization of current products and services as well as the adoption of additional offerings.

5.Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan, exclusive of stock-based compensation expense related to Commvault's restructuring activities described below in Note 7.

6.Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

7.These restructuring charges relate primarily to severance and related costs associated with headcount reductions and stock-based compensation related to modifications of existing unvested awards granted to certain employees impacted by the restructuring plans.

8.Represents noncash amortization of intangible assets.

9.During the first quarter of fiscal 2025, we entered into a settlement agreement resulting in a payment of approximately $1.5 million which resolved certain legal matters. For the three months ended June 30, 2024, approximately $0.7 million was recorded in general and administrative expenses and the remaining $0.8 million was incurred in a prior period that is not presented in the consolidated statements of operations.

10.These charges relate to acquisition and business development activities, including legal, accounting and advisory services. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to other periods.

11.Represents the change in the estimated fair value of the contingent consideration arrangement related to the acquisition of Appranix, Inc.

12.During the first quarter of fiscal 2026, we finalized the sale of our corporate headquarters and entered into a lease for a portion of the premises. These noncash charges represent accounting adjustments for a $1.3 million loss associated with the related lease terms and an $0.8 million adjustment to reflect the final sale price of the assets resulting in a net charge of $0.5 million recorded in general and administrative expense on the consolidated statements of operations.

13.Represents noncash impairment charges related to our corporate headquarters.

14.These primarily legal and consulting expenses are related to our response in the second quarter to a one-time security matter from the first quarter. Given the non-recurring nature of the matter, these costs have been excluded from non-GAAP results to provide a clearer view of ongoing operating performance.

15.The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 24%.